Exhibit 19.1

FS Credit Real Estate Income Trust, Inc. (the “Company”)
Statement On the Prohibition of Insider Trading
March 2025

All capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Company’s Compliance Guide.

Introduction
Failure by you to recognize the importance of safeguarding information and using information appropriately is greatly detrimental both to your future and to the Company’s. The information below should provide a useful guide about what constitutes insider trading and material inside information and the Company’s policy against insider trading. Any questions regarding this policy should be directed to the Chief Compliance Officer or his or her designee.
It is illegal for any person, either personally or on behalf of others, to trade in securities on the basis of material, non-public information. It is also illegal to communicate (or “tip”) material, non-public information to others who may trade in securities on the basis of that information. These illegal activities are commonly referred to as “insider trading.”
Potential penalties for insider trading violations include imprisonment and can have other very serious repercussions for both the Company and the employee. Violators may be censured by the government or self-regulatory organizations, suspended or barred from the securities business and/or subject to civil and criminal fines. In addition, violations may result in liability under the federal securities laws, including the Insider Trading Sanctions Act of 1984 and the Insider Trading and Securities Fraud Enforcement Act of 1988. The Company’s actions with respect to any violations will be swift and forceful, since they are the victim of any such abuse.
A violation of the Company’s policies and procedures regarding confidential information, disclosure and the use of confidential information may result in dismissal, suspension without pay, loss of pay or bonus, loss of severance benefits, demotion or other sanctions, whether or not the violation of the Company’s policy or procedure also constituted a violation of law. Trading while in possession of or tipping on the basis of non-public information could also result in civil or criminal liability which could lead to imprisonment, fines, disgorgement of any profits realized and/or an injunction prohibiting the violator from being employed in the securities industry. The Company may initiate or cooperate in proceedings resulting in such penalties.
In the unlikely event that you come into possession of information that is not publicly available, either through your work with the Company or outside of the workplace, you will be required to adhere to this Statement on the Prohibition of Insider Trading (this “Statement”) as set forth in the following pages. You will also be subject to certain reporting requirements in connection with complying with the Code of Business Conduct and Ethics beginning with the requirement to notify the Company’s Chief Compliance Officer or his or her designee.

Statement of Policy
It is the policy of the Company that no officer, manager, director, trustee or employee (including any temporary employee or consultant) of the Company or the Adviser who is aware of material, non- public information relating to the Company may, directly or through family members or other persons or entities, (a) buy or sell securities of the Company (other than pursuant to a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended), approved by the Company’s Chief Compliance Officer, or his or her designee (“Approved 10b5-1 Plan”), or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside of Company, including family and friends.
In addition, it is the policy of the Company that no officer, manager, director or employee (including a temporary employee or consultant) of the Company or the Adviser who, in the course of working for the Company or the Adviser, learns of material, non-public information regarding a portfolio company of the Company, may trade in that company’s securities until the information becomes public or is no longer material.14
This Statement does not apply to the exercise of employee stock options or independent director stock options. The Statement does apply, however, to the subsequent sale of any stock received upon the exercise of an option, as well as the sale of stock as part of a broker-assisted cashless exercise of an option or to any market sale for the purpose of generating the cash needed to pay the exercise price of an option.
In addition, the Statement does not apply to purchases of the Company’s stock under the
Company’s distribution reinvestment plan (the “DRIP”) resulting from the reinvestment of distributions paid on the Company’s securities. The Statement does apply, however, to voluntary purchases of Company stock resulting from additional contributions made to the DRIP and to elections to participate in the DRIP or increases in the level of participation in the DRIP or increases in the level of participation in the DRIP. The Statement also applies to sales of any Company stock purchased pursuant to the DRIP.

Background
The securities laws and the rules and regulations of the self-regulatory organizations are designed to ensure that the securities markets are fair and honest, that material information regarding a company is publicly available, and that a security’s price and volume are determined by the free interplay of economic forces. The anti-fraud rules of the federal securities laws prohibit, in connection with the purchase or sale of a security:
•making an untrue statement of a material fact;
•omitting to state a material fact necessary to make the statements made not misleading; and
•engaging in acts, practices or courses of business which would be fraudulent or deceptive. While the law concerning insider trading is not rigid, it generally is understood to prohibit:
•trading by an insider, while in possession of material non-public information;
•trading by a non-insider while in possession of material non-public information where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and
•communicating material non-public information to others.
The elements of a claim for insider trading and the penalties for unlawful conduct are described below.

__________________________
(14) The Company may, from time to time, receive or have the opportunity to receive information regarding an investment opportunity that has not been disseminated or fully disseminated in the marketplace. If this situation arises and the Company has an opportunity to opt to receive the information, the officer, manager, director, or employee of the Company or the Adviser that encounters this situation will raise the situation with his or her supervisor and the Chief Compliance Officer or his or her designee to decide whether to opt to receive the information or decline to receive the information. If the Company received material non-public information regarding an investment, the Chief Compliance Officer or his or her designee will update the Restricted List as is discussed in the Code of Business Conduct and Ethics.

Who is an Insider?
The concept of an “insider” is broad. It includes officers, directors, trustees and employees of a company, as well as anyone who has access to material non-public information regarding a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and, as a result, is given access to information solely for the company’s purposes. A temporary insider can include, by way of example, attorneys, accountants, consultants, bank lending officers and employees of such organizations. According to the U.S. Supreme Court, a company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.
What is Material Information?
Trading on information is not a basis for liability unless the information is material. Information generally is considered “material” if there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision, or if the information is reasonably certain to have a substantial effect on the price of a company’s securities. Information that should be considered material includes, but is not limited to: dividend changes; earnings estimates not previously disseminated; material changes in previously released earnings estimates; significant merger or acquisition proposals or agreements; major litigation; liquidation problems; and extraordinary management developments.
Material information does not have to relate to a company’s business. For example, in Carpenter v. United States 108 S. Ct. 316 (1987), the U.S. Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Wall Street Journal and whether or not those reports would be favorable.

Any questions that you may have as to whether information is material must be addressed with the Company’s Chief Compliance Officer or his or her designee before acting in any way on such information.
What is Non-public Information?
Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is public. For example, information found in a report filed with the U.S. Securities and Exchange Commission, or appearing in Reuters, Bloomberg or a Dow Jones publication or in any other publication of general circulation would generally be considered “public.” In certain instances, information disseminated to certain segments of the investment community may be deemed “public” (e.g., research communicated through institutional information dissemination services such as First Call). The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public.

Bases for Liability
Described below are circumstances under which a person or entity may be deemed to have traded on inside information.
1.Fiduciary Duty Theory. In 1980, the U.S. Supreme Court found that there is no general duty to disclose before trading on material non-public information, but that such a duty arises where there is a fiduciary relationship between the parties to the transaction. In such case, one party has a right to expect that the other party will not disclose any material non-public information and will refrain from trading. Chiarella v. U.S., 445 U.S. 22 (1980).

Insiders such as employees of an issuer are ordinarily considered to have a fiduciary duty to the issuer and its shareholders. In Dirks v. SEC, 463 U.S. 646 (1983), the U.S. Supreme Court stated alternative theories by which such fiduciary duties are imposed on non-insiders: (1) they can enter into a confidential relationship with the company (e.g., attorneys and accountants, etc.) (“temporary insiders”); or (2) they can acquire a fiduciary duty to the company’s shareholders as “tippees” if they are aware or should have been aware that they have been given confidential information by an insider or temporary insider who has violated his or her fiduciary duty to the company’s shareholders.
In the “tippee” situation, a breach of duty occurs only if the insider or temporary insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be of a financial nature, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.
2.Misappropriation Theory. Another basis for insider trading liability is the “misappropriation” theory, where liability is established when trading occurs on material non-public information that was stolen or misappropriated from another person. In Carpenter v. United States, the U.S. Supreme Court found that a columnist defrauded The Wall Street Journal by communicating information prior to its publication to another person who used the information to trade in the securities markets. It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.
Penalties for Insider Trading
Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include the following:

•jail sentences;
•civil injunction;
•treble damages;
•disgorgement of profits;
•fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and
•fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.
Controlling the Flow of Sensitive Information
The following procedures have been established to assist the officers, directors and employees of the Company in controlling the flow of sensitive information so as to avoid the possibility of trading on material non-public information either on behalf of the Company or for themselves and to assist the Company and its supervisory personnel in surveilling for, and otherwise preventing and detecting, insider trading. Every officer, manager, director and employee (including a temporary employee or consultant) of the Company or the Adviser must follow these procedures or risk serious sanctions by one or more regulatory authorities and/or the Company, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures you should consult the Company’s Chief Compliance Officer or his or her designee.
1.Identifying Inside Information. Before trading for yourself or others in the securities of the Company or a company about which you have what you believe to be inside information, ask yourself the following questions:
•Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace? To what extent, for how long, and by what means has the information been disseminated? If information is non- public, it normally may not be used in connection with effecting securities transactions; however, if you have any doubts whatsoever as to whether the information is non-public, you must ask the Company’s Chief Compliance Officer or his or her designee prior to trading on, or communicating (except in accordance with the procedures and requirements herein) such information.

•Is the information material? Is this information that an investor would consider important in making his or her investment decision? Is this information that would substantially affect the market price of the securities if generally disclosed?
If, after consideration of the above, you believe that the information may be material and non- public, or if you have questions in that regard, you should take the following steps:
•Report the matter immediately to the Company’s Chief Compliance Officer or his or her designee.
•Do not purchase or sell the securities on behalf of yourself or others.

•Do not communicate the information inside or outside of the Company, other than to the Company’s Chief Compliance Officer or his or her designee.
•After the Company’s Chief Compliance Officer or his or her designee has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to communicate the information and then trade.
2.Restricting Access to Material Non-Public Information. Information in your possession that you identify as material and non-public may not be communicated to anyone, except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed and access to computer files containing material non-public information should be restricted. In addition, it may be necessary from time-to-time, for legitimate business reasons, to disclose material information to persons outside of the Company. Such persons might include commercial bankers, investment bankers or other companies with whom the Company may be pursuing a joint project. In such situations, material non-public information should not be conveyed until an express understanding, typically in the form of a nondisclosure agreement (“NDA”), has been reached that such information may not be used for trading purposes and may not be further disclosed other than for legitimate business reasons. Please contact the Company’s Chief Compliance Officer or his or her designee before disclosing any material non-public information regarding the Company to a third party or entering into an NDA.
3.Leak of Material Information. If anyone becomes aware of a leak of material information, whether inadvertent or otherwise, he or she should report such leak immediately to the Company’s Chief Compliance Officer or his or her designee. Any insider who “leaks” inside information to a “tippee” may be equally liable with the tippee to third parties for any profit of the tippee.
4.Personal Security Trading. All officers, directors, managers and employees of the Company and the Adviser must trade in accordance with the provisions of the Code of Business Conduct and Ethics as well as this Statement in order to assist the Company with monitoring for violations of the law.

5.Restricted List. As defined in the Company’s Code of Business Conduct and Ethics, the Company’s Chief Compliance Officer will maintain a Restricted List. The Restricted List is inclusive of all restricted securities relating to the Company and any other investment vehicle sponsored by FS Investments, and may include securities in which FS Investments is invested or otherwise considering. Disclosure outside of the Company as to what issuers and/or securities are on the Restricted List could, therefore, constitute tipping and is strictly prohibited.

6.Supervision/Investigation. Should the Company’s Chief Compliance Officer learn, through regular review of personal trading documents, or from any other source, that a violation of this Statement is suspected, the Company’s Chief Compliance Officer shall alert the Chief Executive Officer of the Company. Together these parties will determine who should conduct further investigation, if they determine one is necessary.

Policy and Procedures for Trading in Securities of the Company
1.MNPI and Blackout Periods. All directors, managers, officers and employees (including temporary employees and consultants) of the Company, the Adviser and their respective immediate family members (collectively, the “Covered Personnel”) may only purchase or sell securities of the Company if he or she is not in possession of material non-public information on the trade date. Furthermore, the Company reserves the right to impose an event-driven “blackout period” during which trading by Covered Personnel cannot take place.
2.Clearance of Transactions. No Covered Personnel may engage in transactions involving securities of the Company if he or she is in possession of material non-public information on the trade date. In addition, all purchases and sales of the Company’s securities by all Covered Personnel must be cleared by the Company’s Chief Compliance Officer, or his or her designee, prior to placing any order related to such transactions (other than purchases and sales of securities under an Approved 10b5-1 Plan(as defined below)). If you wish to seek clearance to purchase or sell securities of the Company, please submit your pre-clearance request by using the Company’s online compliance portal that can be accessed via “FS Inside,” the intranet website provided and maintained by FS Investments, the Company’s sponsor. If you do not have access to the online compliance portal, you may email the Company’s Chief Compliance Officer, or his or her designee. In either case, the pre-clearance request should include your name, the name of any immediate family member seeking to buy or sell securities of the Company (if applicable), contact information, the number of securities of the Company you (or such immediate family member) wish to buy or sell and the proposed date on which you (or such immediate family member) would like to complete the sale or purchase. The Company’s Chief Compliance Officer, or his or her designee, will review your request and respond as soon as possible.
3.Avoidance of Speculative Transactions. Certain types of transactions as well as the timing of trading may raise an inference of the improper use of inside information. In order to avoid even the appearance of impropriety, the Company discourages trades by Covered Personnel that are of a short-term, speculative nature rather than for investment purposes. Accordingly, Covered Personnel are prohibited from engaging in the following transactions in the Company’s securities, unless advance approval is obtained from the Company’s Chief Compliance Officer or his or her designee:
i.Short-term trading. Covered Personnel who purchase the Company’s securities may not sell any of the Company’s securities of the same class for at least six (6) months after the purchase;

ii.Short sales. Covered Personnel may not sell the Company’s securities short;

iii.Options trading. Covered Personnel may not buy or sell puts or calls or other derivative securities on the Company’s securities;

iv.Trading on margin. Covered Personnel may not hold the Company’s securities in a margin account or pledge the Company’s securities as collateral for a loan; and

v.Hedging. Covered Personnel may not enter into hedging or monetization transactions or similar arrangements with respect to the Company’s securities.

4.Rule 10b5-1 Plans. Covered Personnel may implement a Rule 10b5-1 plan, which generally is a written plan for trading securities that is designed in accordance with Rule 10b5-1(c) under the Exchange Act. An Approved 10b5-1 Plan that is established in good faith at a time when a person is unaware of material non-public information and operated in good faith provides such person with an affirmative defense against accusations of insider trading when such person executes pre-planned trades. Covered Personnel are required to consult with and receive the approval of the Company’s Chief Compliance Officer, or his or her designee, prior to entry into a Rule 10b5-1 plan with respect to the purchase or sale of securities of the Company.
Accordingly, notwithstanding paragraphs 1 and 2 above, Covered Personnel may purchase or sell securities of the Company during an imposed “blackout period” if such transactions are made pursuant to an Approved 10b5-1 Plan that:
i.has been reviewed and approved at least fifteen (15) days in advance of any trades thereunder by the Company’s Chief Compliance Officer or his or her designee (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Company’s Chief Compliance Officer or his or her designee at least fifteen (15) days in advance of any subsequent trades);

ii.was entered into in good faith by the Covered Personnel at a time when the Covered Personnel was not in possession of material non-public information regarding the Company and, in the case of directors and officers, includes a representation that (a) they are not aware of any material non-public information; and (b) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5;

iii.gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Personnel, so long as such third party does not possess any material non-public information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions; and

iv.includes a cooling-off period before trading can commence that, for directors or officers, ends on the later of 90 days after the adoption of the Rule 10b5-1 plan or two business days following the disclosure of the Company’s financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan), and for persons other than directors or officers, 30 days following the adoption or modification of a Rule 10b5-1 plan.

In addition, a person may not enter into overlapping Rule 10b5-1 plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 plan during any 12-month period (subject to certain exceptions).